Exhibit 99(a)(5)

 6 March 2014

EXCHANGE OFFERS AND RETAIL TENDER OFFER FOR ENHANCED CAPITAL NOTES

Lloyds Banking Group plc (the Group) is today announcing that it is launching concurrent Sterling, Euro and Dollar exchange offers for holders of certain series of its Enhanced Capital Notes (ECNs) to exchange them for new Additional Tier 1 (AT1) securities.  In addition to these exchange offers, the Group will make a tender offer to eligible retail holders outside the United States to sell their Sterling-denominated ECNs for cash.

The offers will allow investors whose instructions are accepted in accordance with the terms of the relevant offer to exit their holdings in the ECNs at a price consistent with current trading prices, by either exchanging them for AT1 securities, or, for eligible retail holders in the Sterling denominated tender offer, by tendering them for cash.  Details of these offers are contained in the separate announcements and offering documents for each offer which will be released shortly.

The maximum nominal amount of the new AT1 securities which will be issued by the Group in the exchange offers is £5 billion.  Coupons will range between 6.375 per cent and 7.875 per cent, and the AT1 securities will be convertible into a fixed number of the Group’s ordinary shares at a Sterling equivalent price of 64.3 pence should its reported fully loaded CET1 ratio fall below 7 per cent.

The Group currently has £8.4 billion (nominal) of ECNs outstanding in 33 separate series, which were issued by its subsidiaries LBG Capital No. 1 plc and LBG Capital No. 2 plc in 2009.  The ECNs have an average coupon of 9.3 per cent and a core tier one conversion trigger of 5 per cent.  The ECNs contain a Regulatory Call Right if they cease to be taken into account for the purposes of any stress test applied by the Prudential Regulation Authority (successor to the Financial Services Authority) in respect of core capital.  Whilst still uncertain, the Group’s management believes recent developments resulting in higher capital requirements for banks, including a changed definition of core capital, make it likely that the ECNs will not provide going concern benefit under future stress tests.

The offers will benefit the Group in aligning its capital base to the new capital framework established under the Capital Requirements Directive (CRD) IV.  Assuming the full £5 billion of new AT1 securities are issued, the offers will:

•	Deliver the Group’s medium-term AT1 requirement

•	Improve the Group's leverage ratios by approximately 0.5 per cent

•	Benefit the Group’s rating agency metrics

•	Deliver a benefit to the Group's net interest margin in 2014 of approximately 5 basis points, with coupons on the new AT1 securities to be charged as distributions from reserves.

The offers, assuming the full AT1 issuance, will result in a one-off accounting charge, to be reported outside of the Group's underlying results, of approximately £1 billion in the first half of 2014 based on current market prices, of which more than half comprises the accelerated amortisation of the ECN derivative.  This charge is equivalent to a reduction of approximately 0.4 percentage points in the Group's fully loaded CET1 capital ratio.  The Group's total capital position is not expected to be materially affected by the offers.

In its recent announcement of its 2013 full year results, the Group reported a substantially improved financial performance and strengthened balance sheet and capital position.  The Group continues to expect to generate, including the effects of this transaction and prior to any dividends, fully loaded CET1 capital of around 2.5 percentage points over the next two years, and thereafter 1.5 to 2 percentage points per annum.

Announcements in respect of the offers will be made, inter alia, by way of the Regulatory News Service of the London Stock Exchange.

For further information:

Investor Relations – Institutional Investors
Charles King	+44 (0) 20 7356 3537
Investor Relations Director
Email: charles.king@finance.lloydsbanking.com

Corporate Affairs
Matthew Young	+44 (0) 20 7356 2231
Group Corporate Affairs Director
Email: matt.young@lloydsbanking.com

Intermediaries and Wealth Managers
Scott Harris Ltd
Stephen Scott	+44 (0) 207 653 0030
Jeremy Wiseman
Email: enquiries@scott-harris.co.uk

Private Investors
Lucid Issuer Services Limited
Sunjeeve Patel / David Shilson / Victor Parzyjagla	0800 376 0832 /
+44 (0) 20 7704 0880

Email: lbg@lucid-is.com

DIFFERENCES BETWEEN THE ECNs AND THE AT1 SECURITIES
Further details of the AT1 securities to be issued by the Group in the exchange offers will be contained in the offering documents for the exchange offers. The form, terms and conditions of the ECNs are substantially different from those of the AT1 securities. Holders who are in any doubt as to the terms of their ECNs and the differences to the terms of the AT1 securities are recommended to inform themselves about the terms of their ECNs and seek financial and legal advice from their professional advisers prior to participating in the relevant exchange offer as they deem appropriate. The AT1 securities will rank senior to ordinary shares in the Group. It is the current intention of the Board of Directors of the Group (the Board) that, whenever exercising its discretion to declare dividends on the ordinary shares, or its discretion to cancel interest on the AT1 securities, it will take into account the relative ranking of these instruments in the Group’s capital structure, although the Board may at any time depart from this policy at its sole discretion.

DISCLAIMER
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.  Nothing in this communication constitutes an invitation to participate in the offers which will only be made through the relevant offering documents or exchange offer memorandum or tender offer memorandum once published.  The terms and conditions of the offers will be as set out in the relevant offering document, exchange offer memorandum or tender offer memorandum.

This announcement is neither an advertisement nor a prospectus.  In any case, you should not rely on this announcement for any purpose in respect of the offers (including making a decision whether or not to participate in the offers).  You should make your decision solely on the basis of a careful review of the information contained in the relevant offer documents.

The distribution of this announcement in certain jurisdictions may be restricted by law.  Persons into whose possession this announcement comes are required to inform themselves about and to observe any such restrictions.

The retail tender offer and the Sterling and Euro exchange offer are not being made, and will not be made, directly or indirectly, in or into the United States or to US persons as defined in Regulation S of the US Securities Act of 1933, as amended.

ADDITIONAL INFORMATION IN RESPECT OF THE DOLLAR EXCHANGE OFFER AND WHERE TO FIND IT
The Group will file with the Securities and Exchange Commission (the ‘SEC’) a registration statement on Form F-4 (including the prospectus contained therein) and a tender offer statement on Schedule TO and related documents relating to the Dollar exchange offer.  Holders are advised to read carefully the registration statement, prospectus, tender offer statement and other documents which the Group will file with the SEC, when they become available, as they will contain important information about the Dollar exchange offer and procedures for participating in the Dollar exchange offer.  Copies of these documents will be available for free by visiting EDGAR on the SEC website at www.sec.gov.  In addition, copies of the registration statement, prospectus and tender offer statement may be obtained free of charge by contacting the Group at 25 Gresham Street, London EC2V 7HN, England.

FORWARD LOOKING STATEMENTS
This announcement contains forward looking statements with respect to the business, strategy and plans of the Lloyds Banking Group and its current goals and expectations relating to its future financial condition and performance.  Statements that are not historical facts, including statements about the Group or the Group’s management’s beliefs and expectations, are forward looking statements.  By their nature, forward looking statements involve risk and uncertainty because they relate to future events and circumstances that will or may occur.  The Group’s actual future business, strategy, plans and/or results may differ materially from those expressed or implied in these forward looking statements as a result of a variety of factors, including, but not limited to, UK domestic and global economic and business conditions; the ability to derive cost savings and other benefits, including as a result of the Group’s Simplification programme; and to access sufficient funding to meet the Group’s liquidity needs; changes to the Group’s credit ratings; risks concerning borrower or counterparty credit quality; instability in the global financial markets, including Eurozone instability and the impact of any sovereign credit rating downgrade or other sovereign financial issues; market-related risks including changes in interest rates and exchange rates; changing demographic and market-related trends; changes in customer preferences; changes to laws, regulation, accounting standards or taxation, including changes to regulatory capital or liquidity requirements; the policies and actions of governmental or regulatory authorities in the UK, the European Union, or other jurisdictions in which the Group operates, including the US; the implementation of Recovery and Resolution Directive and banking reform following the recommendations made by the Independent Commission on Banking; the ability to attract and retain senior management and other employees; requirements or limitations imposed on the Group as a result of HM Treasury’s investment in the Group; the ability to satisfactorily dispose of certain assets or otherwise meet the Group’s EC State aid obligations; the extent of any future impairment charges or write-downs caused by depressed asset valuations, market disruptions and illiquid markets; the effects of competition and the actions of competitors, including non-bank financial services and lending companies; exposure to regulatory scrutiny, legal proceedings, regulatory investigations or complaints, and other factors.  Please refer to the latest Annual Report on Form 20-F filed with the US Securities and Exchange Commission for a discussion of certain factors together with examples of forward looking statements.  The forward looking statements contained in this announcement are made as at the date of this announcement, and the Group undertakes no obligation to update any of its forward looking statements.